Exhibit 16.1

KPMG LLP

515 Broadway

Albany, NY 12207-2974

March 21, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Plug Power Inc. (the Company), and under the date of March 1, 2022, we reported on the consolidated financial statements of Plug Power Inc. as of and for the years ended December 31, 2021 and 2020, and the effectiveness of internal control over financial reporting as of December 31, 2021. On March 16, 2022, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 21, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the decision to dismiss KPMG was approved by the Audit Committee of the Board of Directors of the Company and any statements in Item 4.01(b).

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee	.